Filed Pursuant to Rule 433
Registration Statement No. 333-217916

Final Term Sheet for the Notes

The Export-Import Bank of Korea

Final Term Sheet for EUR500,000,000 Zero Coupon Notes due 2023 (the “Notes”)

September 14, 2020

Issuer	The Export-Import Bank of Korea

Issue Currency	EURO (€)

Issue Size	€500,000,000

Maturity Date	September 21, 2023

Settlement Date	On or about September 21, 2020, which will be the 5th business day following the date of this final term sheet. If you wish to trade the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	0.000%

Payment Date	If the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Maturity Date, and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed and which is a TARGET Settlement Day. “TARGET Settlement Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (including any successor thereto) is operating.

Public Offering Price	100.355%

Gross Proceeds	€501,775,000

Underwriting Discounts	0.300%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	€500,275,000

Denominations	€100k/1k

ISIN	XS2230307006

Format	The Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Notes. The Notes will also be listed on the Frankfurt Stock Exchange (Open Market).

Governing Law	New York

Joint Bookrunners	The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Singapore Branch, J.P. Morgan Securities LLC, Merrill Lynch International and Mizuho International plc

Fiscal Agent	The Bank of New York Mellon

This Final Term Sheet should be read in conjunction with the prospectus dated July 20, 2020, as supplemented by the preliminary prospectus supplement dated September 14, 2020 (the “Preliminary Prospectus”), relating to the Notes. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-811-8049.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/873463/000119312520244615/d933425d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)—the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.